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                                                                      EXHIBIT 11

                 UNIMED PHARMACEUTICALS, INC. AND SUBSIDIARIES

                     COMPUTATION OF INCOME (LOSS) PER SHARE
                  YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

                                                              1995
                                                     ----------------------     1994(1)      1993(1)
                                                                    FULLY      ---------    ----------
                                                      PRIMARY      DILUTED      PRIMARY      PRIMARY
                                                     ---------    ---------    ---------    ----------
Common and equivalent shares:
  Weighted average shares outstanding.............   6,178,453    6,226,729    6,127,161     6,040,606
  Additional shares assuming exercise of dilutive
     stock options................................     499,226      637,761       33,040            --
  Additional shares assuming exercise of dilutive
     stock warrants...............................     352,874      436,431      240,865            --
                                                     ---------    ---------    ---------     ---------
Average number of common and common equivalent
  shares..........................................   7,030,553    7,300,921    6,401,066     6,040,606
                                                     =========    =========    =========     =========
Net income (loss):
  Net income (loss)...............................    $625,062     $625,062      $40,708     $(852,294)
                                                     ---------    ---------    ---------     ---------
Net income (loss) per common and common equivalent
  share(1):.......................................       $0.09        $0.09        $0.01        $(0.14)
                                                     =========    =========    =========     =========

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Note:

(1) The fully diluted calculation is not presented in the 1994 and 1993 computations since they would have been antidilutive, as the resultant net income (loss) per share is the same as for primary net income (loss) per share.